Exhibit 8.1

Loeb & Loeb LLP 10100 Santa Monica Blvd. Suite 2200 Los Angeles, CA 90067	Main Fax	310.282.2000 310.282.2200

May [  ], 2025

Rising Dragon Acquisition Corp.
No. 604, Yixing Road
Wanbolin District, Taiyuan City
Shanxi Province, People’s Republic of China
Attention: Lulu Xing
Email: 100116156@qq.com

Re:	Registration Statement of Xpand Boom Technology Inc.

Ladies and Gentlemen: We have acted as United States counsel to Rising Dragon Acquisition Corp., a Cayman Islands exempted company (“Rising Dragon”), in connection with the proposed Business Combination (as defined below) contemplated by an agreement and plan of merger, dated as of January 27, 2025 (as it may be amended from time to time, the “Merger Agreement”), which provides for a Business Combination between Rising Dragon and HZJL Cayman Limited, a Cayman Islands exempted company (“HZJL”). Pursuant to the Merger Agreement, the Business Combination will be effected in two steps: (i) Rising Dragon will merge with and into Xpand Boom Technology Inc., a Cayman Islands exempted company and wholly owned subsidiary of Rising Dragon (“PubCo”), with PubCo remaining as the surviving publicly traded entity (the “Reincorporation Merger”), and PubCo as the surviving company after the Reincorporation Merger is hereinafter referred to, after the effective time of the Reincorporation Merger, as the “PubCo” or “Reincorporation Surviving Corporation”; (ii) immediately following the Reincorporation Merger, Xpand Boom Solutions Inc. (“Merger Sub”), a Cayman Islands exempted company and wholly owned subsidiary of PubCo, will be merged with and into HZJL, resulting in HZJL being a wholly owned subsidiary of PubCo (the “Acquisition Merger”, and together with the Reincorporation Merger, the “Business Combination”).

The Business Combination and certain other related transactions are described in the Registration Statement of Xpand Boom Technology Inc. on Form F-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed on [       ], 2025 (Registration Number          -               ) as amended through the date hereof (the “Registration Statement”).

In rendering this opinion, we have reviewed the Registration Statement and have assumed with your approval the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the completeness and accuracy of the documents reviewed by us. We have assumed with your approval and have not verified the accuracy of the factual matters and representations set forth in the Registration Statement.

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For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

Rising Dragon Acquisition Corp. May [ ], 2025 Page 2

Based on the foregoing and subject to the assumptions, limitations and qualifications stated in the Registration Statement and herein, we hereby confirm and adopt as our opinion the statements of United States federal income tax law on the date hereof as set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Consequences of the Reincorporation Merger to U.S. Holders of RDAC Securities.”

This opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published revenue rulings and procedures from the United States Internal Revenue Service (“IRS”) and judicial decisions, all as in effect on the date hereof. Any such authority is subject to change, and any change may be retroactive in effect and may affect our opinion as set forth herein. Our opinion is based on the facts, assumptions and representations set forth in the Registration Statement and this opinion. If any of the facts, assumptions or representations is not true, correct or complete, our opinion may not be applicable. We undertake no responsibility to update this opinion or to advise you of any developments or changes as a result of a change in legal authority, fact, representation, assumption or document, or any inaccuracy in any fact, representation or assumption, upon which this opinion is based, or otherwise.

Our opinion is not binding on the IRS or a court. The IRS may disagree with one or more of our conclusions, and a court may sustain the IRS’s position. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm as counsel to Rising Dragon under the caption “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Consequences of the Reincorporation Merger to U.S. Holders of RDAC Securities” in the Registration Statement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations promulgated thereunder, with respect to any part of the Registration Statement, including this exhibit.

Regards,

Loeb & Loeb LLP